EXHIBIT 99.1

AGENTIX AND RTI INTERNATIONAL ANNOUNCE

WORLDWIDE EXCLUSIVE LICENSE AND SERVICES AGREEMENT

New York, NY: December 20, 2021 / ACCESSWIRE / AGENTIX Corporation (OTC:AGTX), a clinical-stage biopharmaceutical  company focused on the development of innovative therapeutics for the treatment of metabolic diseases, announced today it has entered into an amendment to a Patent and Know-How License Agreement between the parties, dated October 22, 2021, a worldwide exclusive license and services agreement with Research Triangle Institute, dba RTI International (“RTI”), a nonprofit research institute, concerning the commercialization of certain RTI therapeutic assets for the treatment of metabolic diseases.  Evidence generated in pre-clinical models provides a compelling case for efficacy in the treatment of Non-alcoholic Fatty Liver Disease (“NAFLD”) and Non-alcoholic Steatohepatitis (“NASH”), Type 2 Diabetes (“T2D”), and Obesity1.  Under the amended agreement, AGENTIX is obligated to complete Phase I clinical trials by January 15, 2023.

Experts estimate that 24% of U.S. adults suffer from NAFLD2, and it is estimated there are 34.2 million people with T2D in the United States3 and obesity prevalence has risen to 42.9%4.  Metabolic comorbidities with NAFLD include T2D and obesity2, and there are currently no pharmacologic treatments currently approved for either NAFLD or NASH5.

Under the terms of the license agreement, AGENTIX receives worldwide exclusive rights under the RTI patents and patent applications to develop, manufacture and sell certain small molecule therapeutic candidates for the treatment of human disease. Under the terms of the services agreement, RTI will assist AGENTIX with its advancement of the lead therapeutic candidates into IND-enabling toxicology studies and GMP manufacturing.  AGENTIX plans to apply for an IND with the U.S. FDA in approximately 12 months.  Under the license agreement, AGENTIX is obligated to complete phases II and III by October 1, 2025 and 2028, respectively.

Rudy Mazzocchi, Chairman of the Board and Chief Executive Officer of AGENTIX said, “We are pleased to have such an outstanding partner as RTI and look forward to working with them as we advance these therapies into the clinic. The data generated are certainly exciting, and we hope will yield a viable treatment for a prevalent disease with limited treatment options.”

“The opportunity to pair these promising therapeutic candidates with a strong commercial partner is an exciting payoff for us,” said Scott Runyon, PhD, director of the Center for Drug Discovery at RTI. “We will continue to support the team at AGENTIX as they move these therapies into clinical trials.”

About AGENTIX

AGENTIX is a clinical-stage biopharmaceutical company focused on the development of innovative therapeutics for the treatment of metabolic diseases including type 2 diabetes mellitus, chronic obesity, non-alcoholic fatty liver disease (NAFLD), and non-alcoholic steatohepatitis (NASH).  AGENTIX has acquired and is commencing clinical evaluation of certain therapeutic assets exclusively licensed from the National Heath Research Institute Taiwan (NHRI) and Research Triangle Institute (RTI), dba RTI International. For more information, please visit: www.agentixcorp.com.

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About RTI International

RTI International is an independent, nonprofit research institute dedicated to improving the human condition. Clients rely on us to answer questions that demand an objective and multidisciplinary approach, one that integrates expertise across the social and laboratory sciences, engineering and international development. We believe in the promise of science, and we are inspired every day to deliver on that promise for the good of people, communities and businesses around the world. For more information, visit: www.rti.org.

CONTACT:

Rudy Mazzocchi

AGENTIX Corporation

Email:  rudy@agentixcorp.com

Ph:  +1.321.229.2014

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict, including statements regarding the potential acquisition, the likelihood of closing the potential transaction, our clinical focus, and our current and proposed trials.  Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes”, “hopes”, “intends”, “estimates”, “expects”, “projects”, “plans”, “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  Our forward-looking statements are not a guarantee of performance, and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements, we urge you to specifically consider the various risk factors identified in our most recent Form 10-K in the section titled “Risk Factors” in Part I, Item 1A and in our subsequent filings with the Securities and Exchange Commission, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans.  You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things:  (i) the sufficiency of our cash position and our ongoing ability to raise additional capital to fund our operations, (ii) our ability to complete our contemplated clinical trials for any of our drug product candidates, or to meet the FDA's requirements with respect to safety and efficacy, (iii) our ability to identify patients to enroll in our clinical trials in a timely fashion, (iv) our ability to achieve approval of a marketable product, (v) design, implementation and conduct of clinical trials, (vii) the results of our clinical trials, including the possibility of unfavorable clinical trial results, (vii) the market for, and marketability of, any product that is approved, (viii) the existence or development of treatments that are viewed by medical professionals or patients as superior to our products, (ix) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, and social conditions, and (x) various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

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We intend that all forward-looking statements made in this press release will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act, to the extent applicable.  Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this press release.  Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

REFERENCES:

1.	https://pubs.acs.org/doi/pdf/10.1021/acsptsci.0c00213
2.

Younossi ZM, Koenig AB, Abdelatif D, Fazel Y, Henry L, Wymer M. Global epidemiology of nonalcoholic fatty liver disease—meta-analytic assessment of prevalence, incidence, and outcomes. Hepatology. 2016;64(1):73–84. doi:10.1002/hep.28431

3.	https://www.cdc.gov/diabetes/library/features/diabetes-stat-report.html
4.	https://www.cdc.gov/obesity/data/adult.html
5.	https://www.niddk.nih.gov/health-information/liver-disease/nafld-nash/treatment

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